Exhibit 99.1

AptarGroup Reports Record Results Driven by Strong Pharma Business;
Declares Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 15, 2008--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter results mainly due to the strength of the Company’s Pharma segment. AptarGroup’s Board of Directors also declared a quarterly dividend of $.15 per share.

Third Quarter 2008 Summary

  Earnings per share rose to record of $.57 per share
  Sales increased 10% to $532.2 million
  Pharma segment continued strong performance
  Challenging economic environment pressured results of Beauty & Home and Closures segments
  Strong balance sheet maintained in a tightening credit market

THIRD QUARTER RESULTS

For the quarter ended September 30, 2008, sales increased 10% to $532.2 million, up from $485.7 million a year ago. Changes in exchange rates accounted for 7% of the growth while product sales contributed 3%.

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “In spite of the challenging economic environment, we reported another quarter of record sales and profits. This underscores the strength of our business model; one that offers a broad range of innovative dispensing systems to a diverse group of industries throughout many geographic regions.”

Third Quarter Segment Sales Analysis
(Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product and Custom Tooling Sales	-1%	6%	10%	3%
Currency Effects	6%	7%	7%	7%
Total Growth	5%	13%	17%	10%

Operating income increased to $59.2 million, up 3% from $57.4 million a year ago primarily due to the strength of the Pharma segment. Pharma segment income (income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items) increased 17% to $34.4 million driven by increased demand for the Company’s metered dose inhaler valves and nasal pumps. Beauty & Home segment income declined 15% to $21.7 million primarily due to under absorbed overhead associated with sluggish demand from the personal care and fragrance/cosmetic markets and rising global input costs. Closures segment income was approximately equal to the prior year’s level reflecting the softness in the personal care and household markets in Europe and rising global input costs.

In 2007, the Company reported third quarter diluted earnings per share of $.56 per share that included a positive impact of $.03 per share related to a reduction in net deferred tax liabilities stemming from a change in the German tax law. Excluding this deferred tax adjustment, diluted earnings per share in the third quarter of 2007 were $.53 per share. For the third quarter of 2008, the Company reported diluted earnings per share of $.57 per share. Pfeiffer added, “This was a challenging quarter considering the weakening overall business environment particularly in the U.S. and Europe. Our Beauty & Home and Closures operations experienced underutilized capacity that was caused by softer demand and, at the same time, had to face rising costs. However, our business is well balanced between different segments, end markets, and global regions. The strong performance of our Pharma segment and lower net interest expense drove our earnings growth.”

YEAR-TO-DATE RESULTS

For the year-to-date, sales increased 15% to $1.6 billion from approximately $1.4 billion a year ago. Changes in exchange rates accounted for 9% of the increase while product sales contributed 6%.

Operating income increased to $179.1 million, up 11% from $161.6 million a year ago. Diluted earnings per share increased 16% to $1.72 per share compared to $1.48 per share a year ago (which included the $.03 per share positive tax benefit recorded in the third quarter 2007).

OUTLOOK

Pfeiffer commented, “Global economic uncertainties are clouding the visibility we have on the fourth quarter. Retailers are reporting that consumers are reining in spending in light of these uncertainties and, as a result, some of our customers in the Beauty & Home and Closures segments are becoming more cautious and delaying orders so that they can reduce their inventory levels. It is difficult for us to predict how long this situation will last and how it will affect our near-term results. However, what is clear is that we have managed harsh global economic conditions in the past with the same strategy, the same determination, and the same diverse portfolio of businesses that we have right now. Our broad geographic presence enables us to benefit from growth in emerging areas while providing an insulating balance against softness in any one particular region. We remain committed to being the innovative leader in our field and, with our strong balance sheet, we are well positioned to continue to invest in research and development and take advantage of acquisition opportunities in spite of any tightness in the credit market. Nevertheless, we expect the fourth quarter to be challenging and we are looking at ways to reduce our cost structure, where possible, to offset any underutilized capacity. At this time we anticipate that diluted earnings per share for the fourth quarter will be in the range of $.42 to $.47 per share, compared to diluted earnings per share from continuing operations of $.47 per share reported a year ago.”

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.15 per share, payable November 19, 2008 to shareholders of record as of October 29, 2008. Also during the quarter, the Company repurchased approximately 535,000 shares of common stock for $20.7 million leaving approximately 4.5 million shares authorized for repurchase at the end of the third quarter.

OPEN CONFERENCE CALL

There will be a conference call on Thursday October 16, 2008 at 7:00 a.m. CDT to discuss the Company’s third quarter results for 2008. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$ 532,180	$ 485,692	$ 1,615,757	$ 1,408,409
Cost of Sales (exclusive of depreciation
shown below)	366,637	330,438	1,102,325	949,293
Selling, Research & Development and
Administrative	73,843	65,773	234,486	205,303
Depreciation and Other Amortization	32,537	32,065	99,864	92,246
Operating Income (1)	59,163	57,416	179,082	161,567
Other Income/(Expense):
Interest Expense	(5,261)	(4,880)	(14,204)	(14,335)
Interest Income	3,475	2,222	10,334	5,600
Equity in Results of Affiliates	194	158	417	426
Minority Interests	(43)	(22)	(24)	(4)
Miscellaneous, net	(635)	(303)	(1,320)	(1,513)
Income before Income Taxes	56,893	54,591	174,285	151,741
Provision for Income Taxes	17,242	15,196	52,460	45,798
Net Income	$ 39,651	$ 39,395	$ 121,825	$ 105,943

Net Income per Share - Basic	$ 0.59	$ 0.58	$ 1.79	$ 1.54
Net Income per Share - Diluted	$ 0.57	$ 0.56	$ 1.72	$ 1.48

Average Number of Shares – Basic	67,670	68,488	67,958	68,902
Average Number of Shares - Diluted	69,937	70,909	70,812	71,717

(1) Included in total Operating Income are expenses related to stock options of approximately $1.3 million and $9.9 million in the third quarter and first nine months, respectively, of 2008, and $1.6 million and $12.4 million in the third quarter and first nine months, respectively, of 2007.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
ASSETS

Cash and Equivalents	$ 301,180	$ 313,739
Receivables, net	383,234	360,736
Inventories	260,845	272,556
Other Current Assets	65,026	56,414
Total Current Assets	1,010,285	1,003,445
Net Property, Plant and Equipment	703,190	656,508
Goodwill, net	225,618	222,668
Other Assets	27,099	29,329
Total Assets	$ 1,966,192	$ 1,911,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$ 175,853	$ 216,159
Accounts Payable and Accrued Liabilities	347,077	349,030
Total Current Liabilities	522,930	565,189
Long-Term Obligations	224,221	146,711
Deferred Liabilities	78,738	81,032
Total Liabilities	825,889	792,932
Stockholders' Equity	1,140,303	1,119,018
Total Liabilities and Stockholders' Equity	$ 1,966,192	$ 1,911,950

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2008	2007	2008	2007
NET SALES

Beauty & Home	$ 271,654	$ 258,613	$ 844,328	$ 750,757
Closures	142,424	126,519	420,945	368,032
Pharma	118,102	100,559	350,479	289,617
Other	-	1	5	3
Total Net Sales	$ 532,180	$ 485,692	$ 1,615,757	$ 1,408,409

SEGMENT INCOME (1)

Beauty & Home	$ 21,701	$ 25,561	$ 77,904	$ 78,136
Closures	12,616	12,494	36,669	39,838
Pharma	34,408	29,407	99,275	78,445
Corporate Expenses and Other	(10,046)	(10,213)	(35,693)	(35,943)
Total Income Before Interest and Taxes	$ 58,679	$ 57,249	$ 178,155	$ 160,476
Less: Interest Expense, Net	1,786	2,658	3,870	8,735
Income before Income Taxes	$ 56,893	$ 54,591	$ 174,285	$ 151,741

SEGMENT INCOME %
Beauty & Home	8.0%	9.9%	9.2%	10.4%
Closures	8.9%	9.9%	8.7%	10.8%
Pharma	29.1%	29.2%	28.3%	27.1%

Income before Interest and Taxes	11.0%	11.8%	11.0%	11.4%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.

CONTACT:
AptarGroup, Inc.
Stephen J. Hagge
815-477-0424